Exhibit 99.1

OSI Restaurant Partners, LLC Announces Modified Dutch Auction Tender
For 10% Senior Notes due 2015

Tampa, Florida, February 18, 2009 - OSI Restaurant Partners, LLC (“OSI” or the “Company”) today announced the commencement of a cash tender offer (“Offer”) to purchase the maximum aggregate principal amount of its 10% Senior Notes due June 15, 2015 (CUSIP No. 67105EAB8 and CUSIP No. 67105EAA0) (the “Notes”) issued by the Company and OSI Co-Issuer, Inc., a wholly owned subsidiary of the Company, that the Company can purchase for $73 million, excluding accrued interest (the “Tender Cap”). The Company currently has $488.2 million aggregate principal amount of the Notes outstanding. The Tender Cap is based upon the maximum amount of Company funds OSI is permitted to use (as of February 18, 2009, and assuming the receipt of the Contribution (as described below)) under the Company’s senior secured credit facility for the purchase of outstanding Notes. The Offer is being made upon the terms and conditions set forth in the Offer to Purchase dated February 18, 2009 (as the same may be amended from time to time, the "Offer to Purchase") and the related Letter of Transmittal (as the same may be amended from time to time, the “Letter of Transmittal” and together with the Offer to Purchase, the “Offering Documents”) and upon the terms and subject to the conditions described therein.

The following table summarizes the material pricing terms for the Offer:

CUSIP Numbers	Original Aggregate Principal Amount	Tender Cap	Early Tender Time	Early Tender Payment(1)	Total Consideration (Acceptable Bid Price Range) (1)(2)
67105EAB8 67105EAA0	$550,000,000	$73,000,000	5:00 p.m., Tuesday, March 3, 2009	$25.00	$225.00 – $275.00
(1) Per $1,000 principal amount of Notes accepted for purchase.

(2) Includes Early Tender Payment.

The Offer is being conducted as a modified “Dutch auction” with an acceptable bid price range of $225.00 to $275.00 per $1,0000 principal amount of the Notes.  The total consideration payable for Notes accepted in the Offer will be established based on a formula consisting of a “base price” per $1,000 principal amount of Notes equal to $225.00 (including an Early Tender Payment of $25.00, which Holders may only receive if their Notes are tendered prior to 5:00 p.m. New York City time, March 3, 2009, as described below), plus a “clearing premium” not to exceed $50.00.  Holders whose Notes are accepted for purchase pursuant to the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the Payment Date as described in the Offering Documents.

The clearing premium for the Notes will be determined by considering the bid premiums of all Notes validly tendered and not validly withdrawn, in order of lowest to highest bid premiums, and will be (i) the lowest single premium for all tenders of Notes such that, for all tenders of Notes with a bid premium equal to or less than this lowest single premium, the Company will be able to pay an amount equal to the Tender Cap to purchase such Notes (taking into account eligibility to receive the Early Tender Payment and proration as described in the Offering Documents), or (ii) in the event that the purchase of all Notes validly tendered and not validly withdrawn would result in the Company paying less than the Tender Cap, the clearing premium will be the highest valid bid premium with respect to any Note validly tendered and not validly withdrawn. Acceptance of Notes validly tendered and not validly withdrawn may be subject to proration as described in the Offering Documents.

In order to be eligible to receive the total consideration, which includes the Early Tender Payment, Holders must validly tender their Notes at or prior to 5:00 p.m., New York City time, on Tuesday, March 3, 2009 (the “Early Tender Time”).  Holders validly tendering their Notes after the Early Tender Time will be eligible to receive only an amount equal to the total consideration less the Early Tender Payment.

The purpose of the Offer is to reduce the principal amount of debt outstanding, the related debt service obligations and to improve the Company’s financial covenant position under its senior credit facilities. The Company is funding the Offer with (i) cash on hand and (ii) the proceeds of the anticipated contribution (the “Contribution”) of at least $47 million from the Company’s parent, OSI HoldCo, Inc.  The Contribution is expected to be funded through distributions to OSI HoldCo by one of its subsidiaries that owns (indirectly through subsidiaries) approximately 360 restaurant properties that are sub-leased to the Company.  The Offer is conditioned upon receipt of such Contribution and there can be no assurance that the Contribution will occur.  The shareholders of OSI HoldCo have informed the Company that they do not intend to contribute any new equity to OSI HoldCo as part of the proposed transaction.

The Offer will expire at 12:00 a.m., New York City time, on Wednesday, March 18, 2009 (the “Expiration Date”), unless extended by the Company in its sole discretion, subject to the absolute right of the Company, in its sole discretion (subject to applicable law), to terminate, withdraw, or amend the Offer at any time.  Notes validly tendered may be validly withdrawn at any time on or prior to 5:00 p.m., Tuesday, March 3, 2009 (the “Withdrawal Deadline”).  Any Notes validly tendered and not validly withdrawn on or prior to the Withdrawal Deadline may not be validly withdrawn thereafter, and any Notes validly tendered after the Withdrawal Deadline and prior to the Expiration Date may not be validly withdrawn unless the Company extends the Withdrawal Deadline under certain circumstances or is otherwise required by law to permit withdrawal.  If the Company extends the Withdrawal Deadline for any reason, it expects to publicly announce so by press release following such extension.

The Company expressly reserves the right in its sole discretion, subject to applicable law, at any time or from time to time, (i) to increase the Tender Cap without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of Holders, (ii) to waive any and all conditions to the Offer prior to 12:00 a.m., New York City time, on the Expiration Date, and accept all Notes previously tendered, and not validly withdrawn, pursuant to the Offer, as described in the Offering Documents, (iii) to extend the Early Tender Time, the Withdrawal Deadline or the Expiration Date and retain all Notes tendered pursuant to the Offer, subject to the withdrawal rights of Holders as described in the Offering Documents, (iv) to amend the terms of the Offer in any respect, and (v) to terminate or withdraw the Offer at any time and not accept for purchase any tendered Notes.

Other Information

OSI has retained Miller Buckfire & Co., LLC to serve as Dealer Manager. Questions regarding the Offer may be directed to Miller Buckfire & Co., LLC, Adam Fitzner (212) 895-1865 or Ofir Nitzan (212) 895-1871.

D. F. King & Co., Inc. is serving as the Depositary and the Information Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 431-9643 or, if a Bank or Broker, by calling (212) 269-5550 collect or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, which is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal.

None of OSI, its affiliates, Miller Buckfire & Co., LLC, or D.F. King & Co., Inc., makes any recommendation that the holders should tender or refrain from tendering all or any portion of the principal amount of their Notes pursuant to the Offer. Holders must make their own decision as to whether to tender their Notes. The Offer to Purchase does not constitute an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or "blue sky" or other laws. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of OSI by Miller Buckfire & Co., LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

About OSI Restaurant Partners

OSI Restaurant Partners’ portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s and Cheeseburger in Paradise.  It has operations in 49 states and 20 countries internationally.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the current expectations of management. The Company is subject to a number of risks and uncertainties that could cause actual results to differ materially from historical periods and from the forward-looking statements included in this document, including, but not limited to, changes to and timing and consummation of the tender offer. Further information on potential factors that could affect the financial results of the Company is included in its Amendment No. 3 to its Registration Statement on Form S-4 filed with the SEC on May 29, 2008 and in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008. The Company assumes no obligation to update the information in this Form 8-K, except as required by law.

Contact:

 Dirk Montgomery, Chief Financial Officer of OSI Restaurant Partners (813) 830-5311